Exhibit 99.2

Stereotaxis Announces Definitive Agreement to Acquire Access Point Technologies

ST. LOUIS, May 13, 2024 (GLOBE NEWSWIRE) – Stereotaxis (NYSE: STXS), a pioneer and global leader in surgical robotics for minimally invasive endovascular intervention, today announced that it has entered into a definitive share purchase agreement under which Stereotaxis will acquire Access Point Technologies EP (APT), a privately-held Minnesota-based developer of innovative electrophysiology catheters.

“Acquiring APT provides Stereotaxis with high-quality catheter development and manufacturing capabilities, and will amplify and accelerate Stereotaxis’ efforts to advance the treatment of complex arrhythmias and the adoption of robotics broadly within endovascular surgery,” said David Fischel, Stereotaxis Chairman and CEO. “The acquisition offers valuable commercial synergies, strengthens us strategically, and was pursued in a financially-prudent and shareholder-friendly fashion.”

APT designs, manufactures, and commercializes a portfolio of differentiated high-quality diagnostic catheters used during cardiac ablation procedures. The catheters offer clinical value to patients and physicians, are particularly beneficial in challenging and complex arrhythmias, and are commercially available across key global geographies. The transaction consideration includes an upfront payment and additional contingent payments based upon the achievement of key regulatory and commercial milestones. All consideration is payable in Stereotaxis common stock. Stereotaxis currently estimates that APT will contribute approximately $5 million in annual revenue during the first year post-acquisition. The acquisition is subject to customary closing conditions and is expected to close in the third quarter.

“We are very excited to join Stereotaxis,” said Steve Berhow, President of Access Point Technologies. “This acquisition provides the APT team with a great partner and expanded home in the growing field of Electrophysiology. It allows us to continue contributing our unique expertise in high-quality EP catheters while also playing a central role in an exciting new mission of pioneering endovascular robotics.”

“We are delighted to welcome the APT team to Stereotaxis,” added David Fischel. “This acquisition is a reflection of Stereotaxis’ commitment to significant innovations that improve the treatment of patients with arrhythmias and broadly enable robotics to positively transform endovascular surgery.”

Conference Call and Webcast

Stereotaxis will discuss the acquisition during its scheduled first quarter financial results conference call and webcast today, May 13, 2024, at 4:30 p.m. Eastern Time. To access the conference call, dial 1-800-715-9871 (US and Canada) or 1-646-307-1963 (International) and give the participant pass code 7212885. To access the live and replay webcast, please visit the investor relations section of the Stereotaxis website at www.Stereotaxis.com.

About Stereotaxis

Stereotaxis (NYSE: STXS) is a pioneer and global leader in innovative surgical robotics for minimally invasive endovascular intervention. Its mission is the discovery, development and delivery of robotic systems, instruments, and information solutions for the interventional laboratory. These innovations help physicians provide unsurpassed patient care with robotic precision and safety, expand access to minimally invasive therapy, and enhance the productivity, connectivity, and intelligence in the operating room. Stereotaxis technology has been used to treat over 100,000 patients across the United States, Europe, Asia, and elsewhere. For more information, please visit www.Stereotaxis.com.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “expect” or similar expressions. These forward-looking statements include without limitation statements regarding the proposed acquisition, its timing and its consummation, the anticipated financial performance of Stereotaxis and APT related thereto, including the anticipated closing of, and benefits expected from, the proposed acquisition, potential strategic implications as a result of the proposed acquisition, and the potential for achievement of the regulatory and commercial milestones that would trigger contingent payments in the transaction. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially. Factors that would cause or contribute to such differences include, but are not limited to, uncertainties involving the following: the potential timing of the consummation of the proposed acquisition and the ability of the parties to consummate the proposed transaction; the satisfaction of the conditions precedent to consummation of the proposed transaction, any litigation related to the proposed transaction; disruption of APT’s or Stereotaxis’s current plans and operations as a result of the proposed transaction; the ability of APT or Stereotaxis to retain and hire key personnel; competitive responses to the proposed transaction; unexpected costs, charges or expenses resulting from the proposed transaction; the ability of Stereotaxis to successfully integrate APT’s operations, and continue the commercialization, development and sales of APT’s catheters and related products and services; the ability of Stereotaxis to implement its plans, forecasts and other expectations with respect to APT’s business after the completion of the proposed transaction and realize additional opportunities for growth and innovation; the ability of Stereotaxis to realize the anticipated benefits from the proposed transaction in the anticipated amounts or within the anticipated timeframes or at all; the ability to maintain relationships with Stereotaxis’s and APT’s respective employees, customers, other business partners and governmental authorities; and the other risks discussed in the Company’s periodic and other filings with the Securities and Exchange Commission. Additional risks and uncertainties that could affect our financial results are included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K filed with the SEC on March 8, 2024, which is available on our website at https://ir.stereotaxis.com and on the SEC’s website at www.sec.gov. Additional information will also be set forth in other filings that we make with the SEC from time to time. All forward-looking statements in this press release are based on information available to us as of the date hereof, and we do not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made. There can be no assurance that the Company will recognize revenue related to its purchase orders and other commitments because some of these purchase orders and other commitments are subject to contingencies that are outside of the Company’s control and may be revised, modified, delayed, or canceled.

Company Contacts:

David L. Fischel

Chairman and Chief Executive Officer

Kimberly R. Peery

Chief Financial Officer

314-678-6100

Investors@Stereotaxis.com